Exhibit 10.10

Ocean Biomedical, Inc.
c/o Dr. Jonathan Kurtis, Director
55 Claverick St., Suite 325
Providence, RI 02903
www.oceanbiomedical.com

August 2, 2021

Delivered via Email
Chirinjeev Kathuria

Re: Amendment to February 22, 2021 Offer of Employment

Dear Chirinjeev:

This letter amends the contingent payment terms of any salary deferred upon the successful completion of the IPO and the payment terms of the IPO Bonus entered into between you and Ocean Biomedical, Inc. (the "**Company**") dated February 22, 2021 (the "**Offer Letter**"). Your signature at the end of this letter indicates your acceptance and agreement to the terms herein (the "**Amendment**").

Under Section 3-Salary of the Offer Letter, the last sentence of this section is replaced with the following:

"Payment of any salary deferred since the Start Date will be upon the first cumulative capital raise equal to at least $50 million, subject to your continued employment with the Company through such payment date."

In the event of any conflicts or inconsistencies between the provisions of the Amendment and the Offer Letter and/or any addenda thereto, the provisions of the Amendment will prevail. Except as set forth in the Amendment, the remainder of the Offer Letter will remain in full force and effect, unamended.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered the Amendment as of the date first stated above.

OCEAN BIOMEDICAL, INC.

By: /s/ Elizabeth Ng
Name: Elizabeth Ng
Title: Chief Executive Officer

I have read and accept this Amendment to the Offer Letter:

/s/ Chirinjeev Kathuria
Signature